Exhibit 99.1

MyoScience, Inc.
Consolidated Financial Statements December 31, 2018 and 2017

MYOSCIENCE, INC.
TABLE OF CONTENTS
DECEMBER 31, 2018 AND 2017

Report of Independent Auditors
To the Board of Directors and Stockholders
MyoScience, Inc.

Report on Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of MyoScience, Inc., and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 12 to the consolidated financial statements, the Company was acquired by Pacira BioSciences, Inc. on April 9, 2019. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Campbell, California
June 6, 2019

MYOSCIENCE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$3,954,712	$4,655,571
Restricted cash	183,806	183,806
Accounts receivable, net	657,247	449,389
Inventories. net	1,254,005	922,525
Deferred financing costs	—	182,350
Other prepaid expenses and current assets	371,083	299,567
Total current assets	6,420,853	6,693,208
Property and equipment, net	618,868	630,985
Total assets	$7,039,721	$7,324,193

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$556,221	$716,663
Accrued expenses	1,821,139	1,112,558
Other current liabilities	57,900	60,416
Convertible notes payable and accrued interest	6,097,656	21,880,444
Current portion of long-term debt	—	2,338,206
Total current liabilities	8,532,916	26,108,287
Warrant liability	5,440,711	—
Other long-term liabilities	42,507	102,570
Total liabilities	14,016,134	26,210,857
Contingencies and commitments (Note 9)
Convertible preferred stock, $0.0001 par value, 278,000,000 and 148,250,000 shares authorized at December 31, 2018 and 2017, respectively, and 185,182,018 shares and 134,370,138 shares issued and outstanding at December 31, 2018 and 2017, respectively (Liquidation value of $134,530,456 at December 31, 2018)	73,560,282	71,846,457
Stockholders’ deficit:
Carve-out common stock, $0.0001 par value, 40,000,000 and 25,231,000 authorized at December 31, 2018 and 2017, respectively, and 66,879 and 20,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	7	2
Common stock, $0.0001 par value; 400,000,000 and 181,500,000 shares authorized at December 31, 2018 and 2017, respectively, and 12,094,737 and 811,156 shares issued and outstanding at December 31, 2018 and 2017, respectively	1,209	826
Additional paid-in capital	39,746,189	11,422,582
Accumulated deficit	(120,284,100)	(102,156,531)
Total stockholders’ deficit	(80,536,695)	(90,733,121)
Total liabilities and stockholders’ deficit	$7,039,721	$7,324,193

The accompanying notes are an integral part of these consolidated financial statements

MYOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017
Revenue	$5,458,465	$2,303,001
Operating expenses:
Cost of revenue	3,975,774	2,648,116
Research and development	3,471,759	3,080,730
Selling, general and administrative	12,903,107	8,780,679
Total operating expenses	20,350,640	14,509,525
Loss from operations	(14,892,175)	(12,206,524)
Interest and other expense, net	(3,688,826)	(6,726,880)
Net loss before taxes	(18,581,001)	(18,933,404)
Benefit for income taxes	453,432	3,182,269
Net loss	$(18,127,569)	$(15,751,135)

The accompanying notes are an integral part of these consolidated financial statements

MYOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2018 AND 2017

	Convertible Preferred Stock		Carve-Out Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2017	137,198,344	$115,667,274	—	$—	825,679	$83	$9,237,371	$(130,253,808)	$(121,016,354)
Issuance of common stock in conjunction with option exercises	—	—	20,000	2	—	—	2,398	—	2,400
Conversion of common stock to convertible preferred stock	217,856	4,600	—	—	(14,523)	(2)	(27,593)	22,995	(4,600)
Exchange of preferred stock in connection with the issuance of Series F convertible preferred stock	(3,046,062)	(43,825,417)	—	—	—	—	—	43,825,417	43,825,417
Beneficial conversion feature on note conversions, net of deferred taxes	—	—	—	—	—	—	1,784,193	—	1,784,193
Stock-based compensation expense	—	—	—	—	—	—	426,958	—	426,958
Net loss	—	—	—	—	—	—	—	(15,751,135)	(15,751,135)
Balance at December 31, 2017	134,370,138	71,846,457	20,000	2	811,156	81	11,423,327	(102,156,531)	(90,733,121)
Issuance of common stock in conjunction with option exercises	—	—	48,879	5	—	—	5,620	—	5,625
Conversion of convertible preferred stock to common stock	(30,272,263)	(26,654,187)	—	—	14,274,635	1,427	26,622,026	—	26,623,453
Issuance of Series G convertible preferred stock upon conversion of promissory notes	57,210,992	22,197,870	—	—	—	—	—	—	—
Issuance of Series G convertible preferred stock and warrants for cash, net of issuance costs of $454,255 and warrant liability of $3,756,143	21,184,895	6,064,285	—	—	—	—	—	—	—
Issuance of Junior Preferred convertible preferred stock in connection with the issuance of Series G convertible preferred stock	304,302	30,734	—	—	—	—	—	—	—
Exchange of common stock for preferred stock in connection with the issuance of Series G convertible preferred stock	2,347,844	71,476	—	—	(3,008,775)	(301)	(71,175)	—	(71,476)
Exchange of warrants for preferred stock and common stock	36,110	3,647	—	—	17,721	2	21,006	—	21,008
Beneficial conversion feature on note conversions, net of deferred taxes	—	—	—	—	—	—	1,225,939	—	1,225,939
Stock-based compensation expense	—	—	—	—	—	—	519,446	—	519,446
Net loss	—	—	—	—	—	—	—	(18,127,569)	(18,127,569)
Balance at December 31, 2018	185,182,018	$73,560,282	68,879	$7	12,094,737	$1,209	$39,746,189	$(120,284,100)	$(80,536,695)
The accompanying notes are an integral part of these consolidated financial statements

MYOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
Operating activities:
Net loss	$(18,127,569)	$(15,751,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	422,346	378,623
Stock-based compensation expense	519,446	426,958
Amortization of debt discount	213,411	229,087
Beneficial conversion feature on note conversion, net	1,225,939	1,784,193
Accrued interest on convertible notes payable	370,942	924,337
Change in fair value of warrant liability	1,345,106	—
Loss on asset disposal	78,970	4,037
Changes in operating assets and liabilities:
Accounts receivable	(207,858)	(211,215)
Inventories	(331,480)	50,430
Deferred financing costs	182,350	(150,105)
Prepaid expenses and other current assets	(71,516)	(43,058)
Other assets	—	1,010
Accounts payable	(160,442)	(186,500)
Accrued expenses	708,581	110,546
Other liabilities	(62,579)	(33,967)
Net cash used in operating activities	(13,894,353)	(12,466,759)
Investing activities:
Purchase of property and equipment	(586,387)	(286,886)
Proceeds from sale of equipment	97,188	75,729
Net cash used in investing activities	(489,199)	(211,157)
Financing activities:
Proceeds from issuance of Series G convertible preferred stock, net of issuance costs	9,820,428	—
Proceeds from convertible notes payable	6,347,571	18,437,860
Proceeds from exercise of common stock options	5,625	2,400
Payments on long-term debt	(2,490,931)	(3,697,549)
Net cash provided by financing activities	13,682,693	14,742,711
Net increase (decrease) in cash and cash equivalents	(700,859)	2,064,795
Cash and cash equivalents, beginning of year	4,655,571	2,590,776
Cash and cash equivalents, end of year	$3,954,712	$4,655,571
Supplemental disclosure of noncash items:
Conversion of convertible notes payable and accrued interest into convertible preferred stock, net of issuance costs	$22,197,870	$—
Issuance of Junior Preferred convertible preferred stock in connection with convertible preferred stock financing	$30,734	$—
Issuance of warrants for convertible preferred stock in connection with convertible preferred stock financing	$3,756,143	$—
Issuance of warrants for convertible preferred stock in connection with issuance of convertible notes payable	$364,117	$—
Exchange of warrants for convertible preferred stock and common stock	$24,655	$—
Conversion of convertible preferred stock to common stock	$26,654,187	$—
Conversion of common stock to convertible preferred stock	$71,476	$4,600
Supplemental disclosure of cash-flow information:
Interest paid	$101,344	$520,810
The accompanying notes are an integral part of these consolidated financial statements

MYOSCIENCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1—THE COMPANY

Description of Business

MyoScience, Inc. (the “Company”) was incorporated in Delaware in 2005 and began commercial sales of its iovera° system in 2013. The iovera° system consists of a reusable hand held device and disposable single-use treatment tips and nitrous oxide cartridges. The system is a class II medical device for the treatment of pain and is based on the Company’s Focused Cold Therapy® technology whereby compressed liquid nitrous oxide is used to cool peripheral nerves via small-gauge closed-end needles, creating localized, temporary nerve destruction that prevents nerve signaling. The system received 510(k) clearance from the United States Food and Drug Administration (“FDA”) for general tissue ablation in 2009. The Company maintains its headquarters in Fremont, California.

In August 2012, the Company registered MyoScience, Ltd., a company organized under the laws of England and Wales. Due to its dormant status, this subsidiary was dissolved in January 2017 to avoid continuing administrative costs.

In August 2013, the Company registered MyoScience Canada, Inc., a company organized under the laws of Canada. Due to its dormant status, this subsidiary was dissolved in September 2017 to avoid continuing administrative costs.

Subsequent to December 31, 2018, on April 9, 2019, the Company was acquired by Pacira BioSciences, Inc. and renamed Pacira CryoTech, Inc. (Note 12).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Reverse Stock Split

In March 2018, in conjunction with the 2018 Series G Financing (Note 7), the Company filed an Amended and Restated Certificate of Incorporation (“Certificate”) with the State of Delaware. The Certificate effected a 10:1 reverse stock split of the Company’s outstanding Common Stock (Note 7). All issued and outstanding shares of Common Stock, warrants, and options to purchase Common Stock and related per share amounts contained in these consolidated financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented. The Certificate also eliminated previously outstanding classes of convertible preferred stock and created new classes of convertible preferred stock designated as Junior Preferred Stock (“Junior Preferred”), Series E-2 Preferred Stock (“Series E-2 (New)”), Series F Preferred Stock (“Series F (New)”) and Series G Preferred Stock (“Series G”). The Certificate also provided for a change in the authorized shares of the Company.

Principles of Consolidation

In February 2009, the Company entered into a Clinical Study Agreement with Treatment and Research Center, Inc. (“TARC”), under which TARC provided clinical study services on behalf of the Company related to a specific study. The study was completed and the Clinical Study Agreement was terminated in January 2012. In connection with the Clinical Study Agreement, the Company also entered into a Management Services Agreement to sublease the Company’s premises to TARC to perform services related to the study. The agreement was terminated in November 2017. TARC is a variable interest entity to the Company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, because all of its costs were passed to the Company under the Management Services Agreement. TARC was primarily dependent upon the Company for cash requirements and the Company was the sole beneficiary of the operations of TARC prior to the termination of the Management Services Agreement in November 2017. Accordingly, the financial results of TARC are included in the consolidated financial statements through November 2017. TARC is currently dormant.

The consolidated financial statements include the accounts of the Company, TARC and its wholly-owned U.K. and Canadian subsidiaries for the periods prior to their dissolution. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Such estimates include the valuation of deferred tax assets, warrant liabilities and the value of the Company’s stock. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured. Revenue from the sale of hand pieces and disposables is generally recognized upon customer acceptance of title which is either upon shipment to or receipt by the customer.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less that can be readily converted to known amounts of cash.

Restricted Cash

Restricted cash is restricted from withdrawal as security under an operating lease agreement (Note 9).

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable and maintains an allowance for doubtful accounts for estimated losses when necessary. The allowance is based on the Company’s best estimate of the amount of losses in the existing accounts receivable portfolio. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2018 and 2017, the Company recorded an allowance in the amount of $0 and $25,409, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. The Company determines the cost of most raw materials, work in process and finished goods inventories by standard cost, which approximates cost determined by the first in, first out (“FIFO”) method. The Company’s inventories include the direct purchase cost of materials and supplies and manufacturing labor and overhead costs. The Company reviews the components of its inventories on a periodic basis for excess and obsolete items and adjusts inventories to their net realizable value as necessary. The inventory amounts shown in the Company’s consolidated balance sheet are stated net of reserves for excess and obsolete inventory, which totaled $2,816 and $12,460 at December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or the instruments’ complexity.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their relatively short maturities and market interest rates, where applicable. The carrying amount of the warrant liability represents its estimated fair value. The carrying value of the Company’s convertible notes payable approximate fair value, which was based on the present value of expected future cash flows and assumptions about current interest rates based on the creditworthiness of the Company.

Property and Equipment, Net

Property and equipment, net, is stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of estimated useful life or the term of the lease. Upon retirement or sale, the cost and related accumulated depreciation or amortization of property and equipment is removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations. Maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

The Company reviews its long-live assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. There were no impairments of long-lived assets during the years ended December 31, 2018 and 2017.

Warrant Liability

The Company accounts for warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company’s consolidated balance sheet at their fair value on the date of issuance and are valued on each subsequent balance sheet, with fair value changes recognized as increases or reductions to other income (expense), net, in the consolidated statements of operations.

Research and Development Expenses

Research and development costs are charged to expense as incurred. Research and development costs include, but are not limited to, payroll and personnel related expenses, stock-based compensation expense, prototype materials, laboratory supplies, consulting costs and allocated overhead, including rent, depreciation and utilities.

Shipping and Handling Costs

Shipping and handling fees charged to customers are recorded as revenue. The related freight costs directly associated with shipping products to customers are included in selling, general and administrative expenses.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements using a fair-value based method for costs related to all share-based payments, including stock options. In accordance with ASC 718, Stock Compensation, the Company estimates the fair value of stock options on the date of grant using an option pricing model and expenses the option value using the straight-line attribution approach.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The consolidated financial statement effects of uncertain tax positions are recognized when it is more-likely-than-not, based on the technical merits of the position, that it will be sustained upon examination. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high credit quality financial institutions and deposits may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company invests excess cash primarily in money market funds of major financial institutions and domestic corporate bonds. If the carrying value of the investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, the Company will be required to write down the value of the investments, which could materially harm the Company’s results of operations and financial condition.

Other Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, uncertainty of market acceptance of the Company’s technology and products, competition from substitute products and larger companies, protection of proprietary technology and strategic relationships.

Products developed by the Company require approvals from the FDA or other international regulatory agencies prior to commercial sales. There can be no assurance the Company’s future products will receive the necessary approvals. If the Company is denied approval or approval is delayed, it could have a material adverse impact on the Company’s operations.

Impact of Recently Issued Accounting Standards

In May 2014, the FASB issued Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), an updated standard on revenue recognition. ASU 2014-09 provides enhancements to the quality and consistency of how revenue is reported by companies while also improving comparability in the financial statements of companies reporting in accordance with International Financial Reporting Standards or U.S. GAAP. The main purpose of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The new standard also provides for enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. ASU 2014-09 was effective for periods beginning after December 15, 2018 for nonpublic entities and early application is only permitted in certain circumstances. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, processes and internal controls.

In March 2016, the FASB amended the existing accounting standards for employee share-based payment arrangements, Accounting Standard Update No. 2016-09, Compensation - Stock Compensation: Improvements to Share-Based Payment Accounting (“ASU 2016-09”). The amendments require all excess tax benefits and tax deficiencies associated with share-based payments to be recognized as income tax expense or income tax benefit, respectively, rather than as additional paid-in capital. The amendments also increase the amount an employer can withhold in order to cover income taxes on awards, allows companies to recognize forfeitures of awards as they occur, and requires companies to present excess tax benefits from stock-based compensation as an operating activity in the statement of cash flows rather than as a financing activity. ASU 2016-09 was effective for annual periods beginning after December 15, 2017. The Company adopted ASU 2016-09 effective January 1, 2018. Adoption did not have a material impact on the Company’s financial condition or results of operations.

In May 2017, the FASB issued Accounting Standards Update No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies which changes to the terms or conditions of share-based payment awards require entities to apply the modification accounting provisions required in Topic 718 (“ASU 2017-09”). This update is effective for the Company for the year ending December 31, 2018. The Company adopted ASU 2017-09 effective January 1, 2018. Adoption did not have a material impact on the Company’s financial condition or results of operations.

Reclassifications

Certain reclassifications were made to the 2017 consolidated financial statements to conform with the 2018 consolidated financial statement presentation.

Subsequent Events

Management has evaluated all transactions and events through June 5, 2019, the date on which these consolidated financial statements were available to be issued, and determined that there were no additional items that would require adjustment to the consolidated financial statements or disclosure.

NOTE 3—FAIR VALUE MEASUREMENT

The fair value measurements standard establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under ASC Topic 820, Fair Value Measurements and Disclosures, are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•Quoted market prices for identical or similar assets or liabilities in active markets
•Quoted prices for identical or similar assets or liabilities in inactive markets
•Inputs other than quoted prices that are observable for the asset or liability
•Inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The only valuation methodology used by the Company was for a money market fund which is valued at the net asset value of shares held by the Company at year end. There was no change in the methodology used during the years ended December 31, 2017 and 2016.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2018 and 2017.

Money market fund: Valued at the net asset value of shares held by the Company at year end.

Warrant liability: Valued using a Black-Scholes model with significant unobservable inputs.

The methods described above may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities recorded at fair value as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Assets:
None	$—	$—	$—	$—
Liabilities:
Warrant Liability	$—	$—	$5,440,711	$5,440,711
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities recorded at fair value as of December 31 2017:

	Level 1	Level 2	Level 3	Total
Assets:
Money market account *	$507,226	$—	$—	$507,226
Liabilities:
None	$—	$—	$—	$—
* Included in cash and cash equivalents

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 liabilities for the year ended December 31, 2018:

Fair value at January 1, 2018	$—
Fair value of warrants issued	4,120,260
Fair value of warrants cancelled	(24,655)
Change in fair value recorded in other expense	1,345,106
Fair value at December 31, 2019	$5,440,711

The table below sets forth the disclosure requirements for significant unobservable inputs for the Company’s Level 3 liabilities at December 31, 2018. Unobservable inputs are those inputs for which little or no market data exists and therefore require an entity to develop its own assumptions. The table is not intended to be all inclusive, but instead captures the significant unobservable inputs relevant to our determination of fair value.

Warrants fair value	$5,440,771
Fair market value of preferred stock (per share)	$0.62
Risk-free interest rate	2.7% - 2.9%
Volatility	51.2% - 52.5%

NOTE 4—BALANCE SHEET COMPONENTS

Inventories, net, consist of the following:

	December 31,
	2018	2017
Purchased parts and raw materials	$801,924	$604,121
Work-in-process	—	18,086
Finished goods	452,081	300,318
Total	$1,254,005	$922,525
Property and equipment, net, consists of the following:

	December 31,
	2018	2017
Machinery and equipment	$1,548,976	$1,604,501
Leasehold improvements	407,675	410,256
Furniture and fixtures	152,044	152,940
Computers and software	344,904	341,809
Subtotal	2,453,599	2,509,506
Less: accumulated depreciation and amortization	(1,834,731)	(1,878,521)
Total	$618,868	$630,985
Depreciation and amortization expense was $422,346 and $378,623 for the years ended December 31, 2018 and 2017, respectively.

Accrued expenses consist of the following:

	December 31,
	2018	2017
Accrued payroll and related expenses	$934,693	$449,075
Accrued professional services and consulting fees	307,181	115,402
Accrued research and development expenses	351,416	184,126
Accrued sales tax payable	69,990	174,880
Accrued accounts payable	—	30,129
Other	157,859	158,946
Total	$1,821,139	$1,112,558
NOTE 5—FINANCING ARRANGEMENTS

Long-Term Debt

In December 2014, the Company entered into a loan and security agreement with Venture Lending and Leasing VII, Inc. (“VLL, Inc.”), in the amount of $10,000,000 (the “VLL Loan”). The VLL Loan was due in monthly principal installments of $351,530 and bore interest at 11.5% per annum. The VLL Loan was paid off in August 2018.

Convertible Notes Payable

In November 2016, the Company entered into a convertible note purchase agreement with current investors. Notes issued under the agreement bore interest at 8% per annum. During 2017, $18,437,860 was received under the agreement. In March 2018, $22,197,870 in outstanding principal and accrued interest under the agreement converted into 57,210,992 shares of Series G at a 20% discount, representing a conversion price of $0.3880 per share. In connection with the discount, a beneficial conversion feature of $57,930 and $4,966,462 was recognized in the consolidated statement of operations during the years ended December 31, 2018 and 2017, respectively.

In October 2018, the Company entered into a convertible note purchase agreement with current investors for up to $10,000,000 in total financing. Notes issued under the agreement bear interest at 6% per annum and have a maturity date of December 31, 2019. During 2018, $6,347,571 was received under the agreement. The convertible note purchase agreement provided for conversion of all principal and interest under the agreement at a 20% discount to the price paid for securities in the Company’s next financing. In connection with the discount, a beneficial conversion feature of $1,168,009 was recognized in the consolidated statement of operations during the year ended December 31, 2018. Subsequent to December 31, 2018, in April 2019, all notes issued under the agreement were settled for cash in connection with the acquisition of the Company by Pacira BioSciences, Inc. (Note 12).

NOTE 6—WARRANTS

In December 2011, in connection with a loan agreement, the Company issued warrants to purchase 305,810 shares of Series C convertible preferred stock. In March 2018, in conjunction with the Series G financing (Note 7), the warrants were converted into warrants to purchase 30,581 shares of Common Stock.

In December 2014, in connection with the issuance of convertible notes payable, the Company issued warrants to purchase 2,762,541 shares of Series E-2 convertible preferred stock. In March 2018, in conjunction with the Series G financing (Note 7), the warrants were converted into warrants to purchase 276,234 shares of Common Stock.

In December 2014, in connection with the VLL loan (Note 5), the Company issued warrants to purchase 1,430,205 shares of Series E-2 Convertible Preferred Stock. In March 2018, in conjunction with the Series G financing (Note 7), the warrants were converted into warrants to purchase 2,577,320 shares of Series G.

In April 2015, in connection with the participation of VLL, Inc. in the second closing of Series E-2, the Company issued warrants to purchase 9,966 shares of Series E-2. In March 2018, in conjunction with the series G preferred stock financing (Note 7), the warrants were converted into warrants to purchase 996 shares of Common Stock.

In May, 2018, in connection with the Series G financing (Note 7), the Company issued warrants to purchase 971,901 shares of Junior Preferred, 2,542,828 shares of Series E-2 (New) and 13,284,940 shares of Series G, inclusive of the warrants issued to VLL as noted above.

In July 2018, at the request of a stockholder, the Company and the stockholder entered into an agreement under which the Company issued 58,440 shares of Common Stock and 36,110 shares of Junior Preferred to the stockholder in exchange for 40,719 shares Common Stock and warrants to purchase 87,191 shares of Series G.

In November 2018, in connection with the issuance of convertible notes payable (Note 5), the Company issued warrants to purchase 1,588,880 shares of Series G.

Convertible preferred stock warrants outstanding at December 31, 2018 were as follows:

Date of Issuance	Date of Expiration	Type of Warrant	Exercise Price per Share	Outstanding and Exercisable at December 31, 2018
May 4, 2018	May 3, 2025	Junior Preferred	$6.1247	971,901
May 4, 2018	May 3, 2025	Series E-2 (New)	$0.8740	2,542,828
May 4, 2018	May 3, 2025	Series G	$0.4850	13,197,749
November 21, 2018	November 20, 2023	Series G	$0.4850	1,588,880
				18,301,358

Convertible preferred stock warrants outstanding at December 31, 2017 were as follows:

Date of Issuance	Date of Expiration	Type of Warrant	Exercise Price per Share	Outstanding and Exercisable at December 31, 2017
December 9, 2011	December 9, 2021	Series C	$0.654	305,810
December 11, 2014	December 11, 2021	Series E-2	$0.874	2,762,541
December 19, 2014	June 30, 2025	Series E-2	$0.874	1,430,205
April 28, 2015	June 30, 2025	Series E-2	$0.874	9,966
				4,508,522
NOTE 7—CONVERTBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

At December 31, 2018, the authorized capital stock of the Company consisted of 718,000,000 shares, comprising two classes—440,000,000 shares of common stock and 278,000,000 shares of convertible preferred stock.

At December 31, 2017, the authorized capital stock of the Company consisted of 354,981,000 shares, comprising two classes—206,731,000 shares of common stock and 148,250,000 shares of convertible preferred stock.

In January 2017, in conjunction a Series F convertible preferred stock financing that occurred in December 2016, the Company exchanged 156,250 shares of Series A Convertible Preferred Stock (Series A), 178,690 shares of Series B Convertible Preferred Stock (Series B) and 8,888,008 shares of Series C Convertible Preferred Stock (Series C) into 10,943,261 shares of Series E-2 Convertible Preferred Stock (Series E-2). At the same date, the Company also exchanged 36,542,136 shares of Series D Convertible Preferred Stock (Series D), 22,504,453 shares of Series E-1 Convertible Preferred Stock (Series E-1) and 18,692,967 shares of Series E-2 into 72,973,181 shares of Series F Convertible Preferred Stock (Series F).

2018 Series G Financing

Between March and May 2018, the Company completed a Series G Financing in multiple closings with existing preferred stockholders. The Series G Financing provided for the cancellation and conversion to Common Stock at the then-applicable conversion rates of all existing classes of the Company’s preferred stock prior to a 10:1 reverse stock split of the Company’s Common Stock (Note 2).

In conjunction with the Series G Financing, the Company issued 21,184,895 shares of Series G for $0.4850 per share for gross cash proceeds of $10,274,683. The Series G Financing also included the conversion of the principal and accrued interest outstanding under the November 2016 note purchase agreement (Note 5).

Participants in the Series G Financing that provided total cash proceeds and note principal equal to 100% or more of such participant’s pro-rata portion of the total Series G Financing offering amount were also eligible to receive shares of Junior Preferred, Series E-2 (New) and Series F (New) for no additional consideration. Such participants were given shares of Junior Preferred with a total liquidation preference amount equivalent to the total liquidation preference amount held by such participant in Series A, Series B, Series C, Series D and Series E-1 shares immediately prior to the Series G Financing. Such participants were also given Series E-2 (New) and Series F (New) shares equivalent to the number of Series E-2 and Series F shares held by such participant immediately prior to the Series G Financing, respectively. The Company issued 304,302, 12,239,784 and 91,858,091 shares of Junior Preferred, Series E-2 (New) and Series F (New) in accordance with these terms, respectively.

Preferred stockholders who elected not to participate in the Series G Financing or who elected to participate at less than 100% of such preferred stockholder’s pro rata portion of the total Series G offering amount but executed certain Series G Financing transaction documents were eligible to receive warrants to purchase shares of Junior Preferred as well as shares of Series E-2 (New) and Series F (New) in exchange for the shares of Common Stock received by the stockholder as a result of the conversion of preferred stock held immediately prior to the Series G Financing by the stockholder. Such stockholders were given warrants to purchase shares of Junior Preferred with a total liquidation preference amount equivalent to 50% of the total liquidation preference amount held by such participant in Series A, Series B, Series C, Series D and Series E-1 shares immediately prior to the Series G Financing. Such participants were also given Series E-2 (New) and Series F (New) shares equivalent to 50% of the number of Series E-2 and Series F shares held by such participant immediately prior to the Series G Financing, respectively. In accordance with these terms, stockholders forfeited 3,008,775 shares of Common Stock. These stockholders were issued 2,238,455 and 109,389 shares of Series E-2 (New) and Series F (New), respectively.

Outstanding Convertible Preferred Stock

At December 31, 2018, convertible preferred stock consisted of the following:

	Shares Authorized	Shares Issued & Outstanding	Liquidation Amount
Junior Preferred	3,000,000	340,412	$3,474,892
Series E-2 (New)	25,000,000	14,478,239	16,678,153
Series F (New)	100,000,000	91,967,480	229,454,722
Series G	150,000,000	78,395,887	258,996,782
	278,000,000	185,182,018	$508,604,549
At December 31, 2017, convertible preferred stock consisted of the following:

	Shares Authorized	Shares Issued & Outstanding	Liquidation Amount
Series A	250,000	246,886	$1,975,088
Series B	500,000	485,043	6,790,602
Series C	18,000,000	17,469,616	11,425,129
Series D	5,000,000	4,203,192	3,194,426
Series E-1	3,000,000	2,741,985	2,396,495
Series E-2	21,500,000	17,138,078	14,978,680
Series F	100,000,000	92,085,338	160,965,171
	148,250,000	134,370,138	$201,725,591

The significant features of the Company’s convertible preferred stock outstanding as of December 31, 2018 are as follows:

Dividend Provisions

The holders of Series G are entitled to receive dividends, at a rate of $0.0582 per share per annum, prior and in preference to any other class or series of capital stock. Then the holders of Junior Preferred, Series E-2 (New) and Series F (New) are entitled to receive dividends, on a pari passu basis, on any remaining assets legally available at a rate of $10.2079, $0.874 and $0.874 per share per annum, respectively. All dividends are payable when, as and if declared by the Board of Directors. The Series G dividends are cumulative and totaled $3,730,499 as of December 31, 2018. The dividends for Junior Preferred, Series E-2 (New) and Series F (New) are not cumulative. No dividends have been declared to date.

Carve-out Common Stock

The Company has two series of common stock known individually as “Common Stock” and “Carve-Out Common Stock”.

In the event of the sale of substantially all the assets or stock of the Company (the “Carve-Out Liquidation Event”) to a purchaser in exchange for cash or stock of the purchaser, a payment (the “Carve-Out Payment”) will be made first to the holders of Carve-Out Common Stock from the total amount distributable to the stockholders of the Company (the “Net Exit Value”). The Carve-Out Payment will be equal to 5% of the first $60,000,000 of the Net Exit Value plus 10% of the Net Exit Value over and above $60,000,000 but less than or equal to $110,000,000 plus 24% of the Net Exit Value above $110,000,000 plus any amounts received by the Company prior to Carve-Out Liquidation Event as payments for exercise of any options to acquire Carve-Out Common Stock (the “Exercise Payments”). The total Carve-Out Payment will not exceed the total of any Exercise Payments plus 12.5% of the total Net Exit Value.

Proceeds from the Carve-Out Payment will be distributed among the holders of Carve-Out Common Stock in proportion of the number of Carve-Out Common Stock held by such holder divided by the number of shares of Carve-Out Common Stock outstanding at the time of the Carve-Out Liquidation Event.

A Carve-Out Liquidation Event typically will include situations where the Company is sold as a going concern to another company and will not include situations where the Company’s operations are discontinued and/or the Company’s intellectual property assets are sold.

Liquidation Preference

In the event of any liquidation, dissolution, winding up or deemed liquidation event of the Company, the holders of Series G then outstanding shall be entitled to be paid, after payment of distributions caused by a Carve-Out Liquidation Event, but prior and in preference to any payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, an amount equal to $0.485 plus any accrued but unpaid dividends per outstanding share of Series G. If the liquidation proceeds are insufficient to satisfy this payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series G in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Series F (New) then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, an amount equal to $0.874 plus any accrued but unpaid dividends declared per outstanding share of Series F (New). If the liquidation proceeds are insufficient to satisfy this payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series F (New) in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Series G then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, a second amount equal to $0.485 per outstanding share of Series G. If the liquidation proceeds are insufficient to satisfy this payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series G in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Series F (New) then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, a second amount equal to $0.847 per outstanding share of Series F (New). If the liquidation proceeds are insufficient to satisfy this payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series F (New) in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Series G then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, an additional catch-up amount to be distributed pro-rata among the holders of outstanding Series G in proportion to the number of shares of outstanding Series G held by each (“Series G Catch-Up Amount”). The Series G Catch-Up Amount is equal to the Series G As-Converted Percentage multiplied by the sum of (a) the total distributions made to the holders of Series F described above plus (a) the Catch-Up Amount. The As-Converted Percentage for any series of convertible preferred stock is determined by dividing (a) the number of shares of Common Stock issuable on conversion of all shares of such series of convertible preferred stock by (b) the total number of shares of Common Stock then outstanding, determined on an as-converted to Common Stock basis (“As-Converted Percentage”). If the liquidation proceeds are insufficient to satisfy the Series G Catch-Up Amount in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series G in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Series E-2 (New), Series F (New) and Series G then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock or any other series of convertible preferred stock, the following senior preferred stock payments (collectively the “Senior Preferred Stock Payment”):

a.	Series E-2 (New) — an amount equal to $0.874 plus any declared or accrued but unpaid dividends per outstanding share of Series E-2 (New)

b.	Series F (New) — an amount equal to the Series F (New) As-Converted Percentage of the total Senior Preferred Stock Payment
c.Series G — an amount equal to the Series G As-Converted Percentage of the the Senior Preferred Stock Payment

If the liquidation proceeds are insufficient to satisfy the Senior Preferred Stock Payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Series E-2 (New), Series F (New) and Series G in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, the holders of Junior Preferred, Series E-2 (New), Series F (New) and Series G then outstanding shall be entitled to be paid, in preference to any additional payment or distribution of any such funds on any shares of Common Stock, the following stock payments (collectively the “Junior Preferred Stock Payment”):

a.	Junior Preferred — an amount equal to $10.2079 plus any declared but unpaid dividends per outstanding share of Junior Preferred

b.	Series E-2 (New) — an amount equal to the Series E-2 (New) As-Converted Percentage of the total Junior Preferred Stock Payment

c.	Series F (New) — an amount equal to the Series F (New) As-Converted Percentage of the total Junior Preferred Stock Payment

d.	Series G — an amount equal to the Series G As-Converted Percentage of the Junior Preferred Stock Payment

If the liquidation proceeds are insufficient to satisfy the Junior Preferred Stock Payment in full, then the entire proceeds legally available are to be distributed ratably among the holders of Junior Preferred, Series E-2 (New), Series F (New) and Series G in proportion to the preferential amount each holder is otherwise entitled to receive.

Upon the completion of the distributions described above, any remaining liquidation proceeds are distributed ratably amount the holders of Common Stock, Series E-2 (New), Series F (New) and Series G, each on an as-converted basis.

Conversion Rights

Each outstanding share of Junior Preferred, Series E-2 (New), Series F (New), and Series G is convertible into such number of fully paid and non-assessable shares of Common Stock that results from dividing the issuance price per share plus any declared but unpaid dividends by the conversion price in effect at the time of the conversion. As of December 31, 2018, the per share conversion price of Junior Preferred, Series E-2 (New), Series F (New), and Series G was $10.2079, $0.874, $0.874 and $0.4361, respectively.

Conversion is automatic at its then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which the public offering price equals or exceeds three (3) times the original purchase price (as adjusted for any stock dividends, stock splits, or recapitalizations) and the aggregate gross proceeds raised, equal or exceed $30,000,000, or upon receipt of the written consent of the holders of a requisite majority of the outstanding shares of convertible preferred stock.

Redemption Rights

Convertible preferred stock is not redeemable at the election of the holder other than pursuant to any exchange agreement.

Voting Rights

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible.

NOTE 8—STOCK-BASED COMPENSATION

Stock Option Plan

In June 2005, the Company adopted the 2005 Stock Option Plan (“2005 Plan”). Under the terms of the 2005 Plan, options and other stock awards may be granted to employees, consultants and directors of the Company. Stock options granted under the Plan may be either incentive stock options (“ISO”), which may be granted only to the Company’s employees (including officers and directors), or non-statutory stock options (“NSO”), which may be granted to the Company’s employees and consultants.

In December 2007, the Company’s Board of Directors approved the adoption of an updated and amended Stock Plan (the ”Option Plan”). Under the Option Plan, the Company is authorized to issue stock purchase rights available for grant, incentive stock options and non-statutory stock options to directors, employees and consultants. As amended, the Option Plan permitted the Company to grant up to 3,741,079 shares of the Company’s Common Stock.

In March 2014, the Option Plan was amended, reducing the number of shares available for grant to 2,677,210.

In March 2017, the Company adopted the 2017 Stock Plan (“2017 Plan”). Under the 2017 Plan, incentive stock options, non-statutory stock options, and stock purchase rights may be granted to employees, directors, and consultants of the Company. The 2017 Plan permitted the Company to grant up to a maximum aggregate of 23,576,000 shares of common stock which consists of 300,000 shares of the Company’s Common Stock and 23,276,000 shares of the Company’s Carve-Out Common Stock (Note 7).

In March 2018, the 2017 Plan was amended and restated, increasing the number of shares available for grant to 40,300,000 shares of common stock which consists of 300,000 shares of the Company’s Common Stock and 40,000,000 shares of the Company’s Carve-Out Common Stock.

The 2005 Plan, the Option Plan and the 2017 Plan are collectively defined as the “Option Plans”. Subsequent to December 31, 2018, on April 9, 2019, the Option Plans were terminated in conjunction with the acquisition of the Company (Note 12).

Options under the Option Plans may be granted for periods of up to ten years and at prices no less than 110% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest over four years and vest at a rate of 25% upon the first anniversary of the vesting commencement date and 1/48th per month thereafter. Pursuant to the terms of the Option Plans, the Company may, but is not obligated to require, that any option may be exercised only upon execution of a stock restriction agreement regarding the exercise of any unvested options.

The Company has the right to repurchase, at the original issuance price, the unvested portion of stock issued in exchange for stock options which were exercised before they were vested.

In March 2017, the Company offered existing optionholders the ability to exchange their existing outstanding stock options for a new option issued to acquire shares of Carve-Out Common Stock. The new option exercise price was the fair market value determined at the time of the exchange and vesting was based on years of service to the Company. A total of

6,108,000 stock options were issued in conjunction with the option exchange program during the year ending December 31, 2017.

Activity under the Option Plans for the years ended December 31, 2018 and 2017 is as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (In Years)
Outstanding at December 31, 2016	779,069	$2.35	7.3
Options granted	22,401,523	$0.12
Options exercised	(20,000)	$0.12
Options canceled/forfeited/expired	(4,232,873)	$0.47
Outstanding at December 31, 2017	18,927,719	$0.13	9.2
Options granted	27,404,693	$0.09
Options exercised	(46,879)	$0.12
Options canceled/forfeited/expired	(7,695,642)	$0.12
Outstanding at December 31, 2018	38,589,891	$0.11	9.2
Vested and expected to vest at December 31, 2018	38,589,891	$0.11	9.2
Exercisable at December 31, 2018	11,317,100	$0.12	8.7

Options outstanding and currently exercisable and vested by exercise price at December 31, 2018, were as follows:

Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)
$0.01 - $0.08	14,397,934	9.5	$0.01 - $0.08	2,769,177	9.4
$0.09 - $0.11	10,000	8.3	$0.09 - $0.11	5,437	8.3
$0.12 - $1.01	24,127,707	9.1	$0.12 - $1.01	8,488,236	8.4
$1.02 - $3.10	23,600	2.4	$1.02 - $3.10	23,600	2.4
$3.11 - $14.15	29,400	5.1	$3.11 - $14.15	29,400	5.1
$14.16 - $24.00	1,250	1.3	$14.16 - $24.00	1,250	1.3
$0.01 - $24.00	38,589.891	9.2	$0.01 - $24.00	11,317,100	8.7
The aggregate intrinsic value of options exercised during the year ending December 31, 2018 was zero. The computation of the aggregate intrinsic value is based upon the difference between the original exercise price of the options and the Company’s estimate of the deemed fair value of the Company’s stock as of the exercise date.

Stock-Based Compensation Associated with Awards to Employees and Nonemployees

The Company estimated the fair value of each option award on the date of grant using the Black-Scholes option pricing model. During the year ended December 31, 2018, the Company granted stock options to employees and nonemployees to purchase 27,404,693 shares of Carve-Out Common Stock with a weighted-average grant date fair value of $0.05. During the year ended December 31, 2017, the Company granted stock options to purchase 85,000 shares of Common Stock and 22,316,523 shares of Carve-Out Common Stock with a weighted-average grant date fair value of $0.05.

As of December 31, 2018, there was $1,392,507 of total unrecognized compensation cost which are expected to be recognized over a weighted-average period of 2.4 years.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of the grant is affected by the stock price as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the expected term of the awards, actual and projected employee stock exercise behaviors, risk-free interest rates and expected dividends. The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option pricing model, based on the following assumptions:

	Year Ended December 31,
	2018	2017
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	2.33% - 3.09%	1.76% -2.19%
Expected volatility	45.56% - 58.36%	48.93% - 69.13%
Expected life (in years)	2.00 - 6.48	5.00 - 6.08
Expected Life

Given the Company’s limited historical exercise behavior, the expected term of options granted was determined using the “simplified” method since the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. Under this approach, the expected term is based on anticipated vesting without a liquidity event and the shorter of the simplified method (average of the vesting term and contractual life of the option) and timing of a future liquidity event where one occurs resulting in immediate settlement. In all cases, the timing of a liquidity event was sooner than the expected term estimated by using the simplified method.

Expected Volatility

The Company used an average historical stock price volatility of comparable public companies to be representative of future stock price volatility as the Company does not have any trading history for its stock.

Risk-Free Interest Rate

The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Dividend Yield

The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the valuation model.

Forfeitures

The Company accounts for forfeitures as they occur. Accordingly, stock-based compensation expense is based on actual forfeitures in our condensed consolidated statements of operations for the year ended December 31, 2018.

Prior to 2018, stock-based compensation expense was recognized in the consolidated statements of operations based on awards ultimately expected to vest and therefore reduced for estimated forfeitures based on actual forfeiture experience, analysis of employee turnover and other factors.

Fair Value of Stock

The fair value of the shares of stock underlying the stock options has historically been the responsibility of and determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors determined fair value of the shares underlying the stock at the time of grant of the option by considering a number of objective and subjective factors, including sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The fair value of the underlying stock will be determined by the Company’s Board of Directors until such time as the Company’s stock is listed on an established exchange or national market system.

Total Stock-Based Compensation Expense

Total stock-based compensation expense recorded under ASC 718 and ASC 550-50 related to options granted to employees and nonemployees was allocated to research and development and selling, general and administrative expense as follows:

	Year Ended December 31,
	2018	2017
Cost of revenue	$20,026	$17.619
Research and development	74,110	197.662
Selling, general and administrative	425,310	211.677
	$519,446	$426,958

Allocations to research and development and selling, general and administrative are based upon the department to which the associated employee reported.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Operating Leases

In June 2015, the Company entered into a non-cancelable operating lease for its current headquarters in Fremont, California. The lease expires in August 2020. As part of the operating lease agreement, the Company received a tenant improvements allowance of $195,280. The Company recorded the allowance as a deferred rent liability and the associated expenditures as leasehold improvements that are being amortized over the shorter of their estimated useful life or the term of the lease.

The Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Where leases contain escalation clauses, rent abatements and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line rent expense over the lease term. Rent expense was $240,310 and $272,940 for the years ended December 31, 2018 and 2017, respectively.

Future minimum payments under the non-cancelable office operating lease as of December 31, 2018 were as follows:

Years ending December 31:
2019	$247,519
2020 (eight months)	168,919
Total	$416,438
Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not held any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

Contingencies

From time to time, the Company may be involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known and considered probable and the amount can be reasonably estimated. Management reviews these estimates in each accounting period as additional information becomes known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. If a loss is probable but the amount of loss cannot be reasonably estimated, the Company discloses the loss contingency and an estimate of possible loss or range of loss (unless such an estimate cannot be made). The Company does not recognize gain contingencies until they are realized. Legal costs incurred in connection with loss contingencies are expensed as incurred.

NOTE 10—INCOME TAXES

The Company has recorded a deferred income tax benefit of $453,432 and $3,182,269 related to the beneficial conversion feature of convertible promissory notes for the years ended December 31, 2018 and 2017, respectively.
The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets are as follows:

	December 31,
	2018	2017
Net deferred income tax assets:
Net operating loss carryforwards	$38,382,281	$33,576,745
Depreciation and amortization	3,762,602	4,032,685
Research and development credits	1,663,347	1,487,713
Accruals and reserves	1,148,515	983,371
Total deferred taxes	44,956,745	40,080,514
Less: valuation allowance	(44,956,745)	(40,080,514)
Total net deferred tax assets	$—	$—

The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of assets. The valuation allowance increased $4,876,231 during the year ended December 31, 2018 and decreased $11,984,486 during the year ended December 31, 2017.

As of December 31, 2018, the Company had net operating loss carryforwards of approximately $139,063,438 and $134,451,392 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. Federal net operating loss carryforwards of $123,488,702 begin to expire in the year 2026 and $15,574,736 million will carryover indefinitely. The state net operating loss carryforwards begin to expire in 2028.

As of December 31, 2018, the Company had research and development credits for federal income tax purposes of approximately $1,337,888 which expire beginning in the year 2026. The Company also has state research and development credit carryforwards of approximately $1,314,331 which never expire.

Utilization of the net operating loss and credit carryforwards will be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization. In the event the Company has had a change of ownership, utilization of the carryforwards could be restricted.

The Company accounts for the uncertainty in income taxes by utilizing a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or are expected to be taken on an income tax return. The changes in the Company’s uncertain income tax positions for the years ended December 31, 2018 and 2017 consisted of the following:

Beginning balance as of January 1, 2017	$690,207
Increases related to current year tax positions	63,114
Ending balance as of December 31, 2017	753,321
Increases related to current year tax positions	42,345
Ending balance as of December 31, 2018	$795,666
The Company has elected to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. No such expenses were incurred in the years ended December 31, 2018 and 2017. The Company has not made any accruals for payment of interest related to unrecognized tax benefits at December 31, 2018 or 2017. None of the Company’s unrecognized tax benefits that, if recognized, would affect its effective tax rate at December 31, 2018.

The Company’s income tax returns for all tax years remain open to examination by federal and state taxing authorities due to the taxing authorities’ ability to adjust operating loss carryforwards. The Company does not anticipate that there will be a material change in the total amount of unrecognized tax benefits within the next twelve months.

In December 2017, the United States enacted a law commonly known as the Tax Cuts and Jobs Act (“TCJA”) which makes widespread changes to the Internal Revenue Code, including a reduction in the federal corporate tax rate to 21% effective January 1, 2018.

The Company is subject to the provisions of the FASB ASC 740-10, Income Taxes, which requires that the effect on deferred tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. The carrying value of our U.S. deferred taxes is determined by the enacted U.S. corporate income tax rate. Consequently, the reduction in the U.S. corporate income tax rate impacts the carrying value of our deferred tax assets. Under the new corporate income tax rate of 21%, the U.S. net deferred tax asset position decreased as did the related valuation allowance.

NOTE 11—RELATED-PARTY TRANSACTIONS

In January 2012, the Company entered into an Incentive Compensation Agreement and a Consulting Agreement (the Agreements) with one of the Company's founders. Under the terms of the Agreements, the founder received a warrant to purchase 235,068 shares of Common Stock at $1.90 per share. The warrants were exercisable immediately and will expire in January 2022. Subject to the terms and conditions of the Agreements, the founder is also eligible to receive a change of control bonus on a transaction closing date equal to 3% of the net proceeds, less applicable withholdings. If the Company's holders of convertible preferred stock have not converted their shares of convertible preferred stock to Common Stock, the holders of convertible preferred stock will receive proceeds that are at least equal to their original investment, prior to any bonus payment to the founder.

In September 2016, the Company and one of its lead investors agreed to conduct a comprehensive review of the Company’s operations, with the intent of providing recommendations to strengthen the execution of the Company’s plans. The Board of Directors agreed during its November 4, 2016 meeting to reimburse the lead investor for certain costs incurred on the Company’s behalf during the review. The Company reimbursed approximately $117,000 during 2017.

Two members of the Company’s board members provide consulting services to the Company. The Company paid these board members $359,100 and $443,879 in consulting fees during the years ending December 31, 2018 and 2017, respectively.

NOTE 12—SUBSEQUENT EVENTS

Convertible Promissory Notes

Subsequent to December 31, 2018, in February 2019, the Company received $3,652,429 under the convertible note purchase agreement entered into in October 2018 (Note 5).

Subsequent to December 31, 2018, in April 2019, in conjunction with the acquisition of the Company discussed below, all outstanding principal and accrued interest under the convertible note purchase agreement was settled from proceeds of the acquisition.

Acquisition By Pacira BioSciences, Inc.

On April 9, 2019, Pacira BioSciences, Inc., acquired the Company pursuant to the terms of an Agreement and Plan of Merger dated March 4, 2019.